Exhibit 99.1

ShoulderUp Technology Acquisition Corp. Announces the Appointment of Rashaun Williams to the Board of Directors

Kennesaw, GA, May 05, 2023 (GLOBE NEWSWIRE) -- ShoulderUp Technology Acquisition Corp. (the “Company” or “ShoulderUp”) (NYSE: SUAC) announces today that its Board of Directors elected Rashaun Williams to the Board of Directors to fill the vacancy created by the unexpected passing of Vincent Stewart, director and Chairman of the Board of Directors. Mr. Williams’ initial term will expire on the date of the third annual meeting of the stockholders.

Rashaun Williams is a venture capitalist, family office investor and adjunct professor with over 150 investments under his belt and over 40 exits. Mr. Williams is currently a general partner in the MVP All-Star Fund, a late stage tech fund; a private equity investor out of his family office Value Investment Group and adjunct professor at Morehouse College. He co-founded venture capital fund Queensbridge Venture Partners where he was an early investor in companies like Robinhood, Coinbase, Casper, Ring, PillPack, Lyft & Dropbox. Over the last twenty years he has been primarily responsible for bringing capital to emerging, diverse and alternative markets while working at Wall Street firms such as Goldman Sachs, Wachovia Securities & Deutsche Bank. In 2007 he founded Dixsville Partners, a private equity fund investing in infrastructure development and mineral companies in West Africa. Mr. Williams has successfully started, invested in and exited several companies. With a passion for financial literacy and entrepreneurship Mr. Williams founded the Kemet Institute in 2001, a non-profit focused on providing free financial literacy, entrepreneurship and life skills classes to under-served communities and schools. In 2015 he was appointed to the Board of Trustees for Fisk University. He is a member of Kappa Alpha Psi, Inc. and summa cum laude graduate of Morehouse College.

About ShoulderUp:

ShoulderUp is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination with one or more businesses or entities.

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Contact: Phyllis W. Newhouse, Chief Executive Officer

Company: ShoulderUp Technology Acquisition Corp.

Telephone: (970) 924-0446

Email: info@okapipartners.com